Exhibit 10.148
Executed Version
Amendment to Employment Agreement
     This Amendment to Employment Agreement (the “Agreement”) is entered into effective this 17th day of December 2008 (the “Effective Date”), by and between Lam Research Corporation, a Delaware corporation (the “Company”), and Stephen G. Newberry (the “Executive”).
Recitals
          Whereas, the Executive and the Company (the “Parties”) previously entered into an employment agreement dated January 1, 2003 (the “Employment Agreement”); and
          Whereas, in order to address certain potential adverse tax consequences that may arise under Section 409A of the Internal Revenue Code of 1986, as amended, the Parties desire to amend the Employment Agreement.
          Now, Therefore, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
          1. Amendment to Section 6(a)(2)(A). Section 6(a)(2)(A) of the Employment Agreement is deleted in its entirety and replaced with the following:
     “Involuntary Termination Severance Benefits. (A) Executive shall be entitled to a lump sum payment equal to fifteen (15) months of salary within 10 days following the effective date of termination. Executive shall be entitled to receive within 10 days following the effective date of termination any bonus earned prior to the effective date of termination.”
          2. Amendment to Section 7(c). Section 7(c) of the Employment Agreement is deleted in its entirety and replaced with the following:
               “(c) Involuntary Termination. “Involuntary Termination” shall mean:
(i)	the continued assignment to the Executive of any duties or the continued significant change in the Executive’s duties, either of which is substantially inconsistent with the Executive’s duties immediately prior to such assignment or change for a period of thirty (30) days after notice thereof from the Executive to the Board setting forth in reasonable detail the respects in which Executive believes such assignments or duties are significantly inconsistent with the Executive’s prior duties;

(ii)	a material reduction in the Executive’s Base Compensation, other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii)	a material reduction by the Company in the kind or level of employee benefits (other than salary) to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package (other than salary) is substantially reduced (other than any such reduction applicable to officers of the Company generally);

(iv)	the relocation of the Company’s principal executive office to a location more than fifty (50) miles from its present location but only if the Executive is required to change his principal place of employment to such newlocation;

(v)	any termination of the Executive’s employment by the Company other than for Cause, Disability or death;

(vi)	the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below; or

(vii)	any material breach by the Company of any material provision of this Agreement;
provided, that none of the foregoing shall constitute Involuntary Termination to the extent the Executive has agreed thereto; and provided, further, that the foregoing shall constitute Involuntary Termination only if and to the extent that (i) within 90 days of the occurrence of the events giving rise to an Involuntary Termination, the Executive provides written notice to the Company setting forth in reasonable detail such facts which Executive believes constitute Involuntary Termination and (ii) any circumstances constituting Involuntary Termination remain uncured for a period of thirty (30) days following the Company’s receipt of such written notice.”
          3. Amendment to Section 4. The following text is incorporated into the Employment Agreement as new Section 15:
               “15. Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of this Section 15; provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary herein and solely with respect to the payment of amounts or benefits that are nonqualified deferred compensation subject to Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of such amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation of Service. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (C) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.”
               4. Affirmation. Except as amended hereby, the Employment Agreement remains in full force and effect and is reaffirmed and ratified in its entirety hereby.
               5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions thereof.
               6. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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               7. Entire Agreement and Modification. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements between the parties with respect thereto. This Agreement may not be amended except by a written agreement executed by each party.
                    IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the day and year first written above.

Lam Research Corporation

By:	/s/ Sarah A. O’Dowd

Name:	Sarah A. O’Dowd

Title:	Group Vice President and Chief Legal Officer
/s/ Stephen G. Newberry
Stephen G. Newberry

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